Exhibit 99.(d)

Execution Copy

INVESTMENT ADVISORY CONTRACT

Investment Advisory Contract (this “Contract”) dated as of April 2, 2007 between PAX WORLD FUNDS SERIES TRUST I, a Massachusetts business trust (the “Trust”), and PAX WORLD MANAGEMENT CORP., a Delaware corporation (the “Manager”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                                       SERVICES TO BE RENDERED BY THE MANAGER.

(a)           The Manager, at its expense, will furnish continuously an investment program for each of Pax World Balanced Fund, Pax World Growth Fund and Pax World High Yield Bond Fund (each a “Fund”), each a series of the Trust, will determine what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested and shall, on behalf of each Fund, make changes in such investments.  Subject always to the control of the trustees of the Trust (collectively, the “Trustees”), the Manager will also manage, supervise and conduct the other affairs and business of each Fund, and matters incidental thereto.  In the performance of its duties, the Manager will comply with the provisions of applicable law, the Agreement and Declaration of Trust and Bylaws of the Trust and the stated investment objectives and policies of each Fund, and will use its best efforts to safeguard and promote the welfare of each Fund and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

(b)           The Manager, at its expense, will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for each Fund; and (3) all necessary administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of each Fund, including determination of each Fund’s net asset value, but excluding shareholder accounting services.  Except as otherwise provided in Section 1(d), the Manager will pay the compensation, if any, of the officers of each Fund carrying out the investment management and related duties provided by this Contract.

(c)           The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for each Fund’s account with brokers or dealers selected by the Manager.  In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.  In using its best efforts to obtain for each Fund the most favorable price and execution available, the Manager, bearing in mind the relevant Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions.  Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d)           Each Fund will pay the fees, if any, of the Trustees.

(e)           The Manager shall not be obligated to pay any expenses of or for a Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 4.

2.                                       OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund.  It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.                                       COMPENSATION TO BE PAID BY EACH FUND TO THE MANAGER.

Each Fund will pay to the Manager, as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a), (b) and (c) of Section 1, a fee as described in SCHEDULE A.

In the event that expenses of a Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of excess by a reduction or refund thereof.  In the event that the expenses of a Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the Fund to the extent required by the terms and conditions of such expense limitation.

4.                                       ADDITIONAL SERVICES, EXPENSES, ETC.

The Manager shall bear the expenses for each Fund as described below (excluding all taxes and charges of governmental agencies and brokerage commissions incurred in connection with portfolio transactions):  (i) with respect to Individual Investor Class shares of each of Pax World Balanced Fund, Pax World Growth Fund and Pax World High Yield Bond Fund, the expenses that exceed, on a per annum basis, one and one-half percent (1.50%) of the average daily net asset value of such class of such Fund, and (ii) with respect to Institutional Class shares of Pax World High Yield Bond Fund, the expenses that exceed, on a per annum basis, one and fifteen-hundredths percent (1.15%) of the average daily net asset value of such class.  Such expenses include: (a) the reimbursement of organizational expenses; (b) fees paid to unaffiliated Trustees; (c) the commissions and/or fees of such Fund’s custodian, distributor, registrar, transfer and dividend disbursing agent, independent registered public accounting firm and legal counsel; and (d) expenses related to shareholder communications, including all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing Fund share certificates, reports, notices, proxy statements and prospectuses to Fund shareholders and Trustees.

5.                                       ASSIGNMENT TERMINATES THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment.

6.                                       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) until terminated as follows:

(a)           Either party hereto may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b)           If (i) the Trustees, or the shareholders of a Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

Action by a Fund under clause (a) above may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Contract pursuant to this Section 6 will be without the payment of any penalty.

7.                                       CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder (the “1940 Act”), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the rules and regulations thereunder.

8.                                       NON-LIABILITY OF THE MANAGER.

The Manager shall give each Fund the benefit of its best judgment and efforts in rendering the services set forth herein.  In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to a Fund or to any shareholder of a Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9.                                       LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Contract is executed on behalf of the Trustees as trustees of the Trust and not individually and that the obligations of or arising out of this Contract are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund.

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IN WITNESS WHEREOF, PAX WORLD FUNDS SERIES TRUST I and PAX WORLD MANAGEMENT CORP. have each caused this Contract to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

PAX WORLD FUNDS SERIES TRUST I

By:	/s/ Joseph F. Keefe
Name:	Joseph F. Keefe
Title:	President & CEO

PAX WORLD MANAGEMENT CORP.

By:	/s/ Joseph F. Keefe
Name:	Joseph F. Keefe
Title:	President & CEO

SCHEDULE A

Fee Schedule

Pax World Balanced Fund

For services rendered as described in this Contract, Pax World Balanced Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of 0.75% of the first $25 million, and 0.50% of assets in excess thereof, of average net asset value of the Fund.

Pax World Growth Fund

For services rendered as described in this Contract, Pax World Growth Fund shall pay the Manager a fee, computed and paid monthly, at the annual rate of $25,000 if the average net asset value of the Fund is less than $5 million, and at the annual rate of 1.00% of the first $25 million, and 0.75% of assets in excess thereof, of average net asset value of the Fund.

Pax World High Yield Bond Fund

For services rendered as described in this Contract, Pax World High Yield Bond Fund shall pay the Manager a fee, computed and paid monthly at the annual rate of $25,000 if the average net asset value of the Fund is less than $5 million, and at the annual rate of 1.00% of the first $25 million, and 0.75% of assets in excess thereof, of average net asset value of the Fund.

Fee Calculation

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month while this Contract is in effect.  Such fee shall be payable for each month within 15 days after the end of such month and shall commence accruing as of the date of the initial issuance of shares of each Fund to the public.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In addition, the Manager agrees to waive the compensation payable by a Fund to the Manager under this fee schedule to the extent necessary to offset the amount of the advisory fees payable by Pax World Money Market Fund, Inc. (“Pax World Money Market Fund”) with respect to any assets of a Fund which are invested in Pax World Money Market Fund.

A-1